Exhibit 4.113

Online Securities Business Cooperation Agreement

Party A: Zhongshan Securities Co., Ltd
Legal Representative: Huang Yanglu

Party B:Beijing Glory Technology Co., Ltd
Legal Representative: Zhao Zhiwei

This Agreement is entered into by and between Party A and Party B in August 2014.

WHEREAS:
1.
Party A, Zhongshan Securities Co. Ltd, is a comprehensive securities corporation approved by China Securities Regulatory Commission (CSRC), and has various financial products, services and businesses as well as the core financial support system, and is committed to providing convenient, fast and safe financial services to customers.

Party B, Beijing Glory Technology Co., Ltd is an affiliate of China Finance Online Co., Ltd. China Finance Online Co., Ltd. is a duly established corporate entity and listed on NASDAQ, which owns (www.jrj.com), a professional and high-end finance comprehensive new media platform, and (www.stockstar.com).

2.
NOW, THEREFORE, Party A and Party B hereby enter into this Agreement for a solution to guide investors to open accounts and online trading by investors, based on the principles of complementary advantages and reciprocity, and through friendly consultation.

Definition of terms used herein:
(1)
System Interfacing: an open system interface opened by Party A to Party B. Party B's registered users may link to the securities accounts opened at Party A, to do trading and make inquiry via the front-end system independently developed by Party B.

(2)	Front-end System: the front-end display interfaced and packed to the transaction system opened by Party A to Party B, which is independently developed by Party B.
(3)	Party A's System Interface: the account opening, transaction and inquiry system interface opened by Party A to Party B (including but not limited to API, link and insertion).

1	SCOPE AND CONTENT OF COOPERATION
1.1	Party B shall guide customers to open securities account (including but not limited to stock account, wealth management account and fund account) via Party A's online account opening system.
1.2
After the users (or investors) of Party B's Websites have opened a securities account at Party A via Party B's front-end system, the users may use the function of securities transaction (HuiLv Tong, “惠率通”).

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1.3
After the users (or investors) of Party B's Websites have opened a securities account at Party A via Party B's front-end system, the users may use the function of micro financing (Xiao Rong Tong, 小融通).  Micro Financing (Xiao Rong Tong, 小融通): Xiao Rong Tong (小融通) provided by Zhongshan Securities is a kind of micro financing service with the minimum financing amount of RMB 5,000 provided to users through the floor channels at Shanghai Stock Exchange and Shenzhen Stock Exchange.

1.4
Party A shall open the system interface to Party B, but the account information and transaction information of the customers will still be maintained in Party A's system. Party A shall take security measures to ensure the security of customers' information, and Party B shall not use any technical means to intercept any information.

1.5
To the extent permitted by the laws and regulations and authorized by investors, Party A shall provide Party B with true, complete, timely and effective information about investors, including but not limited to name, identity card number, mobile phone number, account details and activated status.

1.6
Party B shall use its websites or affiliates to promote Party A's company brand or service brand. Party A shall cooperate with Party B to jointly hold events, and the costs shall be allocated between both Parties through consultation.

2	TERMS AND CONDITIONS OF BUSINESS COOPERATION
2.1	Party A's Rights and Obligations:
2.1.1	Support for Application of Authorization. Party A shall assist Party B in deploying the production system, testing and debugging the network connection and applying for authorization, etc.
2.1.2
Technical Connection. Party A shall appoint certain special persons to promptly eliminate technical failure in case of any failure in the technical interface between both Parties. Party A shall expressly notify Party B of the proper access to transactions and countermeasures to accidents, as well as Party A's contact information, etc.

2.1.3
Provision of Service to New Customers. The "New Customer" referred to herein shall mean any securities investment customer who opens a securities transaction account through the system interfacing via Party B's Websites or any website of any other affiliate or partner.  With respect to the New Customers, Party A hereby undertakes to designate a business office (Shennan Avenue Securities Business Office in Shenzhen) to open online account for customers, and provide the securities trader standardized customer service to the customers guided by Party B). Party A hereby guarantees that it will provide 24/7 online account opening service. If Party A fails to do so, Party B may close the guidance channel to protect user's experience and its brand image.

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2.1.4
Customer Transaction Fee.  Party A undertakes to apply a uniform commission rate for all new customers. The commission rate (including charges and other fees charged by Party A or any third party against the customers for transaction) shall be 0.25‰ of the turnover.

2.1.5
Provision of Customer Service Plan. Party A shall provide Party B with the technical development support and business consulting support for accessing to the transactions at the national securities exchanges, allow customers to use the links on Party B's websites to access to Party A's account opening and transaction system, and provide account opening and transaction services to New Customers. Party A shall be responsible for and solve all problems arising from the customer service relating to the transactions in Party A's transaction system.

2.1.6
Obligation of Risk Disclosure. Party A shall sufficiently disclose risks regarding securities transaction to new customers, and cause new customers to execute the online and off-line risk disclosure form and others compliance documents that must be executed under the law based on the activities of securities transaction.

2.1.7
Authentication information matching service. At the beginning when Party B is building its channel service system, Party A shall provide Party B with the transaction authentication information matching service, so that Party A's access point may conduct consistency verification for Party B's transaction system sending the connection request.

2.1.8
Party A shall ensure the success rate of account opening service.  If the success rate of Party A's online account opening is less than 10% [success rate of Party A's online account opening = number of accounts successfully opened at Party A upon request of Party B / (number of accounts to be opened at Party A upon request of Party B - number of accounts failed to be opened due to error in personal information provided by users or any other reason beyond the reasonable control of Party A)], for the purpose of protecting the experience of users and Party B's own brand, Party B may close the guidance entry to Party A's system, and stop providing the service to Party A.  With respect to the assessment data mentioned above, Party A shall provide Party B with true, complete, timely and effective information.

2.1.9
Party A shall ensure the stability of transaction interface.  If the success rate of Party A's transaction interface accessing is less than 95% [success rate of accessing to Party A's transaction interface = number of transactions successfully completed at Party A upon request of Party B / (number of transactions to be processed at Party A upon request of Party B - number of transactions failed to be processed due to error in personal information provided by users or any other reason beyond the reasonable control of Party A)], for the purpose of protecting the experience of users and Party B's own brand, Party B may close the guidance entry to Party A's system, and stop providing the service to Party A.  With respect to the assessment data mentioned above, Party A shall provide Party B with true, complete, timely and effective information.

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2.1.10
Party A shall regularly provide Party B with the display data of each page during the process of opening accounts at Party A. Both Parties will jointly analyze the data, and increase the success rate of opening users' accounts.

2.2	Rights and Obligations of Party B:
2.2.1
Technical Connection. Party B shall investigate barriers on the technical cooperation interface between both Parties 24 hours every day. If any barrier that would hinder any customer to place an instruction is found, Party B shall promptly contact with Party A's designated persons to eliminate the barrier. Where the barrier cannot be eliminated during the non-transaction time, Party B must give a public announcement to all customers, so as to avoid damages or losses to customers.

2.2.2
Guaranteed Link. Party B shall coordinate with Party B's Websites to launch the service agreed herein, provide the links to Party A's account opening, transaction and inquiry service for the New Customers registered at Party B's Websites, and ensure the stability of the link.

2.2.3
Guaranteeing Online Transaction Channel. Party B shall provide sufficient technical measures to guarantee that the investors with newly opened accounts may access to their transaction account at Party to invest stocks and give instruction of fund payment through Party A's link via Party B's website during the transaction period.  Where any investor's transaction instruction cannot be placed successfully due to any technical issue, Party B shall provide the technical failure elimination service 24 hours every day.

2.2.4
Secondary Development Technical Support. Based on the cooperation hereunder, if Party A requests Party B to make any technical improvement or fix any security bug, Party B shall actively cooperate with Party A.

2.2.5
Technical Security Protection. Party B shall use commercial reasonable efforts to ensure the secure and stable operation of its channel service system, guarantee the continuity and reliability of system business, and prevent unauthorized access to the system, including but not limited to use of reasonable software and other measures to prevent virus or any other harmful code from entering into the system.

2.2.6
Local Compliance. The channel service used by Party B shall be deployed within the territory of the People's Republic of China, and shall satisfy the requirements of technical audit or regulatory authority for field inspection and the requirements of China judicial authority for investigation and evidence collection.

2.2.7
Regular Assessment. Party B shall regularly assess the status of information resources at Party B's platform system, predict the demand of capacity based on the real-time monitoring information and predictable business development demand, ensure sufficient processing ability, storage capacity and communication bandwidth, satisfy the demand of business increase, and ensure high availability of its services.

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2.2.8
The channel service used by Party B shall be deployed within the territory of the People's Republic of China, and shall satisfy the requirements of technical audit or regulatory authority for field inspection and the requirements of China judicial authority for investigation and evidence collection. The physical site deploying Party B's platform shall comply with Party A's requirements for building information system.

2.2.9	Party B's platform shall conduct strict virus scan and Trojan check, and ensure that it will cause any damage to Party A's business system.
2.2.10
Party B shall conduct internal testing on the Front-end System after the system is developed and issue a testing report, and deliver the system to Party A for conducting a user experience testing before the system is officially launched. After it is confirmed by Party A, the system may be officially launched.

3	CONFIDENTIALITY
3.1	Content and Scope of Confidentiality.
3.1.1
Content and scope of confidentiality obligation to be complied with by each Party shall include all information and data received by either Party ("Receiving Party") from the other Party ("Disclosing Party") in writing, orally or by any other means, which are developed, created, discovered or known by the Disclosing Party, or transferred to the Disclosing Party, commercially valuable to the Disclosing Party’s business, non-public, confidential or relating to such Disclosing Party or the cooperation between both Parties hereunder ("Confidential Information").

3.1.2
The "Confidential Information" referred to herein shall include but not limited to trade secret, computer program, design technology, proprietary technology, processes, data, business and product development plan, customer information and other information relating to the business of such Disclosing Party, and any non-public confidential information received by such Disclosing Party from any third party.

3.1.3	For the purpose of this Agreement, "Confidential Information" shall exclude:
3.1.3.1	Any information has become public, not due to disclosure by the Receiving Party;
3.1.3.2	Any information made public with the approval of the Disclosing Party or its authorized representative;
3.1.3.3	Any information independently developed by the Receiving Party without direct or indirect utilization of the "Confidential Information" of the Disclosing Party;

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3.1.3.4	Any information has been properly and lawfully owned by the Receiving Party prior to the disclosure thereof.
3.2	Confidentiality Obligation of Both Parties
3.2.1
Both Parties hereby undertake that the content and scope of confidentiality obligation specified in Article 4.1 shall be binding upon both Parties during the term of this Agreement and within two years upon expiration or termination of this Agreement.

3.2.2
Unless it is otherwise required by the law, neither Party may disclose any Confidential Information to any third party in whatever forms for any purpose other than for performance of this Contract, other than the Confidential Information disclosed by the Receiving Party before or after the start of business cooperation hereunder as required by the court, arbitration tribunal, securities exchange, securities depository and clearing house, trade association or any other judicial, administrative or regulatory authority, or self-regulatory organization, or as required by laws, regulations, administrative rules or other regulatory provisions.

3.2.3
During the performance of this Agreement, if either Party has to make public any information regarding the rights or obligations of the other Party, it shall give a prior notice to the other Party and obtain the written notice of the other Party, unless it is otherwise required by the laws or it is not practically feasible.

3.2.4
Both Parties agree to take all reasonable steps to procure their employees that have directly accessed to the Confidential Information will not disclose or disseminate any Confidential Information in violation of this Agreement.

4	FORCE MAJEURE
4.1
After this Agreement is entered into, if either Party fails to perform all or part of its obligations hereunder due to any unforeseeable, inevitable or uncontrollable event (i.e. event of force majeure), such as fire, drought, typhoon, blizzard, earthquake, war, turmoil, strike, emergent event of public health, power or communication failure, system failure, equipment failure, network hacker attack, any accident in securities exchange or securities depository and clearing house, or change to any policy or regulation, its liabilities for breach of contract may be released wholly or partly to the extent of the effect caused by the force majeure.

4.2
The Party affected by the force majeure shall notify the other Party of the occurrence of force majeure and the effect thereof, and within a reasonable period, provide the other Party with a written certificate of such event issued by the relevant authority.

5	SETTLEMENT OF DISPUTE AND ALLOCATION OF LIABILITIES

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5.1
If Party A has sufficient evidence to prove that there is a material bug in Party B's system and failure to discontinue the channel service would cause irreparable losses to the users, Party A shall immediately notify Party B to upgrade the system and back up data.  If Party A fails to perform its obligation of notification and discontinue the channel service and thus cause the users of the channel service to suffer losses in transaction or fund, Party A shall be liable for such losses, and indemnify Party B against all damages and losses resulting therefrom.  If both Parties have any dispute about the business hereunder and the securities regulatory authority or any other government agency demands to discontinue the channel service, both Parties shall immediately negotiate to find a solution. Party B shall provide customer service and appease the customers, and terminate the channel service within the time period prescribed by the regulatory authority. In that case, Party A is not liable for the losses of customers suffered in transaction and fund, or Party B's losses.

5.2
Any dispute with any customer or damages arising from the guidance or channel service provided by Party B hereunder shall be settled and assumed by Party B. If necessary, Party A shall actively assist Party B in settling the dispute, and provide relevant information as required. Where any customer has any dispute or damages arising from any transaction instruction given via Party B's channel service, the Party owns the relevant system shall be liable for the losses. If either Party has advanced the damages to the customer, it may recover the damages from other Party.

5.3
If any New Customer or any user who purchases Party A's any other product or service based on the service received hereunder and has registered with Party B's Websites ("Other User") files an action against either Party as defendant due to such dispute, the other Party shall actively provide assistance in providing the relevant evidence as required.

5.4
Without the prior written approval of either Party, neither Party may use the name nor product of the other Party's company to carry out any activity not expressly indicated herein; otherwise, the non-breaching party may at any time terminate this Agreement without assuming any liabilitynor claiming damages against the other Party.

6	DEFAULT AND LIABILITIES
6.1	Default. Any of the following events constitutes a default hereunder:
6.1.1
Either Party substantially violates any provision hereof, or fails to perform any obligation hereunder in any substantial aspect, and fails to make remedy within 10 days upon receiving a written notice for remedy from the other Party; or

6.1.2	Any undertaking, representation or warranty made by either Party hereunder is proven false or misleading.
6.2
Default Liabilities. If either Party defaults under this Agreement, it shall indemnify the other Party against any and all damages and losses resulting from the default, other than indirect damages. The non-breaching party may also unilaterally terminate this Agreement without any liability.

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6.3
If either Party intends to terminate this Agreement according to any law, regulation, or opinion of the regulatory authority, it shall provide a hard copy of the law or regulation, or opinion of the regulatory authority. If both Parties terminate this Agreement according to this provision, neither Party shall be subject to the default liabilities.

7	MISCELLANEOUS
7.1
The execution, validity, interpretation, performance as well as dispute settlement of or in connection with this Agreement shall be governed by the applicable laws of the People’s Republic of China (excluding Hong Kong SAR, Macao SAR and Taiwan). Any amendment to this Agreement or any issue absent hereof shall be settled by both Parties through friendly consultation.

7.2
With respect to any issue absent hereof, both Parties will enter into a supplemental agreement based on the business advances and needs of both Parties and based on the principle of beneficial for furthering cooperation. The provisions regarding additional fee and other matters set forth in the supplementary agreement shall prevail.  Invalidity of any provision hereof will not affect the validity of the remaining provisions of this Agreement, and the remaining provisions shall remain full force and effect.

7.3
Any dispute arising from or in connection with this Agreement shall be settled by both Parties through friendly consultation at first. If no settlement can be reached through consultation, either Party may file an action tothe competent people's court where the plainiff resides.

7.4	All issues relating to this Agreement shall be settled by both Parties based on the principles of equality and reciprocity, and through friendly consultation.
7.5
This Agreement is made and executed in two counterparties, one for each Party.  This Agreement shall become effective as of being duly signed by the legal representatives or authorized representatives of both Parties and affixed with the official seal of both Parties, and shall remain full force and effect until it is confirmed by both Parties in writing to terminate this Agreement or either Party unilaterally terminates this Agreement according to any provision hereof.

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Signature Page of Online Business Operation Agreement:

Party A:	Party B:
(Official Seal)	(Official Seal)

Legal Representative or Authorized Representative (Signature): ____________

Legal Representative or Authorized Representative (Signature): ____________

Date: ______	Date: ______

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